Exhibit 99.1

CONTACT: Lindsey Crabbe

(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

PROVIDES FINANCIAL UPDATE IN LIGHT OF MARKET CONDITIONS

DALLAS – March 18, 2020 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today provided estimates of certain key financial metrics in light of the high levels of market volatility experienced in recent weeks.

The Company’s unaudited book value per common share has decreased an estimated 10% to 12% since year-end, in large part due to increased market volatility that has contributed to lower interest rates, negatively affecting mortgage security pricing relative to interest rate swap valuations.  This spike in volatility is largely attributable to market reactions to the spread of the COVID-19 virus and how efforts to contain it are expected to impact the economy.

The Federal Reserve has taken a number of actions recently to support the financial system, including reducing the Fed Funds rate by 150 basis points to a current range of 0% to 0.25%.  These actions are broadly supportive to the funding markets and to lower future funding costs. The Company expects its core earnings for the first quarter of 2020 to be at or above our recently announced first quarter dividend of $0.15 per common share.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae, Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.   Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax law changes, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and funding markets, our ability to maintain our qualification as a REIT for U.S. federal tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.